As filed with the Securities and Exchange Commission on October 24, 2000

Registration Statement No. 333-
--------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             ____________________

                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ASTROPOWER, INC.
              (Exact name of registrant specified in its charter)

                             ____________________


                 Delaware                                 51-0315869
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
      incorporation or organization)


     Solar Park, Newark, Delaware                         19716-2000
(Address of Principal Executive Offices)                  (Zip Code)


                   AstroPower, Inc. 1999 Stock Option Plan;
        Amended and Restated Employment Agreement of Allen M. Barnett;
           Non-Qualified Stock Option Agreement of Allen M. Barnett;
        Non-Qualified Stock Option Agreement of George S. Reichenbach;
           Non-Qualified Stock Option Agreement of George W. Roland;
          Non-Qualified Stock Option Agreement of Clare E. Nordquist;
         Non-Qualified Stock Option Agreement of Charles R. Schaller;
           Non-Qualified Stock Option Agreement of Gilbert Steinberg
                           (Full title of the Plans)

                        Dr. Allen M. Barnett, President
                               AstroPower, Inc.
                    Solar Park, Newark, Delaware 19716-2000
                    (Name and address of agent for service)

                                 (302) 366-0400

         (Telephone number, including area code, of agent for service)

                                   Copy to:

                              Peter Landau, Esq.
                     Foreht Last Landau Miller & Katz, LLP
                 415 Madison Avenue, New York, New York 10017
                                (212) 935-8880

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
  Title of Securities to be   Amount to be Registered    Proposed Maximum Offering   Proposed Maximum Aggregate          Amount
         Registered                                         Price Per Share                Offering Price           of Registration
                                                                 (1)                                                     Fee (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
value per share, for              1,552,000 Shares             $ 21.51                $ 33,382,571                    $ 8813.00
issuance pursuant to
Incentive Stock Options
and Non-Qualified Stock
Options
------------------------------------------------------------------------------------------------------------------------------------

     (1) Estimated solely for purposes of calculating the registration fee on the basis of the product resulting from multiplying the sum of the number of shares of Common Stock registered as part of this Registration Statement as to which options have been granted under the 1999 Stock Option Plan (818,428) by $15.72 per share, the weighted average exercise price of such shares of Common Stock;
     the Amended and Restated Employment Agreement of Allen M. Barnett (302,000) by $13.75 per share, the weighted average exercise price of such shares of Common Stock; the Non-Qualified Stock Option Agreement of Allen M. Barnett (90,000) and the Non-Qualified Stock Option Agreements of George S. Reichenbach, George W. Roland, Clare
     E. Nordquist, Charles R. Schaller and Gilbert Steinberg (60,000), by $12.13 per share, the weighted average exercise price of such shares of Common Stock, and adding to such sum the product resulting from multiplying the number of additional shares of Common Stock registered as a part of this Registration Statement as to which options may be granted under the 1999 Stock Option Plan (281,572) by $51.656, the average of the high and low prices of the shares of Common Stock on the Nasdaq National Market on October 23, 2000, as reported by the National Association of Securities Dealers Automated Quotation System.

                                    PART I

                    INFORMATION REQUIRED IN THE PROSPECTUS

A reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 is being filed with the Commission as part of this Registration Statement on Form S-8 (this "Registration Statement"). The information required by Part I of this Registration Statement will be sent or given to holders of Options in accordance with the provisions of Rule 428 (b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this Registration Statement.

PROSPECTUS

                               ASTROPOWER, INC.


                  1,100,000 SHARES OF COMMON STOCK UNDER THE

                            1999 STOCK OPTION PLAN;

        302,000 SHARES OF COMMON STOCK UNDER THE AMENDED AND RESTATED
                   EMPLOYMENT AGREEMENT OF ALLEN M. BARNETT;

      90,000 SHARES OF COMMON STOCK UNDER THE NON-QUALIFIED STOCK OPTION
                      AGREEMENT OF ALLEN M. BARNETT; AND

      60,000 SHARES OF COMMON STOCK UNDER THE NON-QUALIFIED STOCK OPTION
       AGREEMENTS OF GEORGE S. REICHENBACH, GEORGE W. ROLAND, CLARE E.
             NORDQUIST, CHARLES R. SCHALLER AND GILBERT STEINBERG


The selling stockholders listed in Appendix A and Appendix B of this prospectus are selling these shares for their own accounts. These sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Our common stock is traded on the Nasdaq National Market under the symbol APWR.

                             _____________________


Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




               The date of this prospectus is October 24, 2000.

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS
                               -----------------

                                                                      Page
Where You Can Find More Information About Us........................    4
Incorporation of Certain Documents by Reference.....................    5
Our Company.........................................................    6
Risk Factors........................................................    7
Forward-Looking Statements..........................................   19
Use of Proceeds.....................................................   20
Selling Stockholders................................................   20
Plan of Distribution................................................   20
Legal Matters.......................................................   21
Experts.............................................................   21
Appendix A - Selling Stockholders (Affiliates)
Appendix B - Selling Stockholders (Non-Affiliates)

                 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission in Washington, D.C. a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and our common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete; we refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all respects by such reference. Anyone may inspect a copy of the registration statement without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement by writing to the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and paying prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. In addition, the SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies such as ours that file electronically with the SEC.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and therefore we file reports, proxy statements and other information with the SEC. You can inspect and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by the SEC at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York, 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also makes electronic filings publicly available on its Web site within 24 hours of acceptance. Our common stock is quoted on the Nasdaq National Market under the trading symbol "APWR." Reports, proxy and information statements and other information about us may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The following documents which we have filed with the Commission are incorporated by reference into this prospectus:

(a)  Our annual report on Form 10-K for the fiscal year ended December 31, 1999;

(b) Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

(c) Our proxy statement with respect to our 2000 Annual Meeting of Stockholders, dated May 12, 2000;

(d) The description of our Common Stock contained in our registration statement on Form 8-A, dated January 23, 1998, including all amendments and reports filed for the purpose of updating such description.

All documents that we have filed with the Commission pursuant to Section 13 (a), 13 (c), 14 or 15 (d) of the Exchange Act subsequent to the date of this prospectus and prior to the completion of the offering shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of filing of these documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document, which also is or is deemed incorporated by reference in this prospectus, modifies, supersedes or replaces that statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon that person's written or oral request, a copy of any or all information incorporated by reference in this prospectus (other than exhibits to these documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for copies should be directed to Thomas J. Stiner, Senior Vice President and Chief Financial Officer, AstroPower, Inc., Solar Park, Newark, Delaware 19716-2000,
(302) 366-0400.

                                  OUR COMPANY

We develop, manufacture, market and sell a range of solar electric power products, including solar cells, modules and panels and systems, for the global marketplace. Solar cells are semiconductor devices which convert sunlight into electricity and form the building block for all solar electric power products. Historically, our products have been used to generate electricity for users not connected to the utility grid. Such applications include electrification of rural homes and villages, and power supply for equipment in the communications and transportation industries. More recently, our products are also being used by customers already connected to the utility grid as a clean, renewable source of alternative or supplemental electricity. We expanded our joint venture agreement with GPU International, Inc. to generate and sell wholesale solar electric power.

The electricity industries in the United States, Europe and Japan are currently experiencing significant structural change. Industry deregulation is promoting customer choice of electric power provider and introducing retail competition. Additionally, while Europe and Japan have traditionally supported clean, renewable energy policies, state governments in the United States are now introducing legislation and implementing various economic incentives to stimulate the use of renewable sources of electricity, including solar power. We believe increased retail competition and the introduction of various economic incentives in domestic and international markets will continue to stimulate providers to differentiate their power offerings and to include solar electric power among their power options.

According to PV Energy Systems, an independent solar energy research firm, the solar electric power industry shipped an estimated 202 megawatts of power capacity in 1999. Since 1994, industry shipments have increased at a compound annual growth rate of 33%, which has been driven by continued worldwide demand in the off-grid segment and accelerated growth for on-grid applications. During this period, the fastest-growing solar electric power market segment has been for on-grid applications, where consumers already connected to the utility grid are choosing solar electric power as an alternative to conventional on-grid sources. We believe that the continued global restructuring of the electric power industry will continue to drive growth in the on-grid solar electric power market.

While solar electric power is often the most cost-effective source of electric power in selected applications off the utility grid, the broad utilization of solar electric power on the utility grid has been limited by production costs. We have optimized several stages in the solar cell manufacturing process to progressively reduce production costs while increasing mechanical and electrical yields:

  . Silicon wafer sourcing. Our proprietary manufacturing process utilizes recycled semiconductor wafers that allow us to reduce silicon wafer cost.

  . Equipment and process engineering. Our proprietary equipment and processes allow us to increase our manufacturing productivity and ultimately to generate a higher level of power output per production asset than our competitors. For example, our Silicon-Film(TM) technology allows us to produce large area silicon sheets in minutes.

  . Product design. Our large solar cell design features allow us to generate more power per solar cell.

Our focus on silicon wafer sourcing, equipment and process engineering and product design has allowed us to reduce our production cost per watt and thus to improve our product gross margins.

Our goal is to become the leading global solar electric power technology company. To achieve this, we intend to:

   Maintain our manufacturing and technology advantage. We intend to continue to enhance our manufacturing processes and technologies and to introduce innovative solar electric power products in order to optimize our production cost per watt.

   Rapidly expand manufacturing capacity. We intend to expand our nameplate manufacturing capacity to approximately 35 megawatts by the end of the year 2000 and to approximately 65 megawatts by the end of the year 2001. We intend to capitalize on our manufacturing expertise and replicable expansion methodology to increase our manufacturing capacity.

   Capitalize on deregulation in the on-grid market. We believe that the deregulation of the energy industry is creating a favorable environment to market residential rooftop solar systems to domestic on-grid customers. We intend to target states that are implementing favorable legislation, introducing economic incentives and promoting consumer choice. We established an office in Concord, California to focus on on-grid systems sales.

   Expand relationships with module assemblers. In international markets, local module assemblers are often best positioned to deliver customized solutions and to compete for local business. We intend to expand our relationships with selected module assemblers and to offer additional products and services, including factory design, equipment selection, process training and quality assurance. We believe this strategy will allow us to broaden our international reach and to penetrate new markets. We have a venture with Atersa, S.A., a leading Spanish module assembler and systems integrator, to provide these services.

   Pursue strategic relationships. We intend to continue to pursue strategic relationships to introduce new technologies and products, enter new geographic markets, attract new customers and pursue additional revenue opportunities. These relationships may take various forms, including cooperative marketing agreements, joint ventures and strategic alliances. Through our GPU Solar joint venture, we are developing capabilities to generate solar electric power in the United States.

We were incorporated in Delaware in 1989 as a successor to a business that was organized in 1983. Our executive offices are located at Solar Park, Newark, Delaware 19716-2000, and our telephone number at that address is (302) 366-0400. Our website is located at http://www.astropower.com. Information contained on our website is not part of this prospectus.



                                 RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially harm our business, results of operations and financial condition and could result in a complete loss of your investment.

Our failure to manage our manufacturing operations to meet changing capacity requirements will significantly limit our sales and revenue.

   We currently manufacture all of our products at our Solar Park and Pencader facilities in Newark, Delaware. Our Solar Park and Pencader facilities each have solar cell fabrication lines. Our module assembly operation is located at Pencader, and Silicon-Film(TM) wafers are manufactured at Pencader. We are currently experiencing manufacturing capacity constraints and are in the process of expanding our manufacturing capacity at these locations.

   We plan to increase our nameplate production capacity to approximately 35 megawatts by the end of the year 2000 and to approximately 65 megawatts by the end of the year 2001 by upgrading our equipment, adding selected pieces of new equipment and improving productivity.

   The successful completion of these expansion projects is subject to significant risks, including the following:

  .  cost overruns and delays

  .  timely delivery of equipment

  .  hiring and training additional employees

  .  equipment breakdowns

  .  lower product quality

   The failure to achieve increased levels of productivity could materially and adversely affect our business, results of operations and financial condition.

We are dependent on the acceptance of our Silicon-Film(TM) products in the solar electric power market and our failure to achieve acceptance would adversely effect our business.

   We believe we can produce our Silicon-Film(TM) solar cells at a lower cost per watt than other currently available competing solar cell technology because of the continuous nature of the Silicon-Film(TM) manufacturing process, the use of inexpensive raw materials and the elimination of costly manufacturing steps that must be used in other competing technologies. We believe that the anticipated lower cost per watt of solar cells produced by the Silicon-Film(TM) process will provide us with cost advantages over current technologies. Our ability to sell Silicon-Film(TM) products at a lower price per watt than conventional solar cells and the market acceptance of our Silicon-Film(TM)products may be affected by:

  .  our inability to produce Silicon-Film(TM) at projected costs

  . a more rapid decline in prices for competing solar cells than is currently anticipated

  . the lower energy conversion efficiency and power of Silicon-Film(TM) compared to some competing products

  .  the size, appearance and quality of Silicon-Film(TM) solar cells

  . the acceptance of module products and systems assembled by manufacturers over which we have no control

   The failure of our Silicon-Film(TM) products to achieve market acceptance, price advantage or both could materially and adversely affect our business, results of operations and financial condition.

We need to effectively manage our growth and our failure to do so will cause our business to suffer.

   During 1998 and 1999, we grew rapidly, expanding our manufacturing capacity by a factor of two and a half and nearly doubling our workforce. This growth has placed and continues to place a strain upon our senior management team and other resources. We have grown from 163 employees as of December 31, 1997 to 402 employees as of September 30, 2000. We currently plan to further expand our manufacturing facility in phases. We plan to expand our sales and marketing organizations in addition to increasing the number of manufacturing employees and adding to our operating and financial management team. Our ability to compete effectively and manage future growth, if any, will require us to continue to implement and improve operational, financial and management information systems on a timely basis and to attract, hire, train efficiently and effectively and retain additional technical, managerial, financial, sales and marketing and support personnel. Any failure to implement and improve our operational, financial and management systems or to attract, hire, train or retain employees could have a material adverse effect on our business, results of operations and financial condition.

Our success depends on protection of our intellectual property and our failure to do so could adversely effect our competitive advantage, our brand recognition and our business.

   The success and competitiveness of our products depend in part upon our ability to protect our current and future technology and manufacturing processes through a combination of patent, trademark, trade secret and unfair competition laws.

   Patent applications in the United States are maintained in secrecy until patents issue, and the publication of discoveries in the scientific literature tends to lag behind actual discoveries. Therefore, we cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions. Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States. We cannot ensure the following:

  .  patents will issue from pending or future applications

  . our existing patents or any new patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us

  .  foreign intellectual property laws will protect our intellectual property

  . others will not independently develop similar products, duplicate our products or design around any patents issued to us

   We enter into confidentiality and non-disclosure of intellectual property agreements with our employees, consultants and certain vendors and generally control access to and distribution of our proprietary information. Notwithstanding these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar information independently.

   Policing unauthorized use of intellectual property is difficult. The laws of other countries may afford little or no effective protection of our technology. We cannot assure you that the steps taken by us will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Litigation may result in substantial costs and diversion of resources, either of which could have a material and adverse effect on our business, results of operations and financial condition.

Our industry is highly competitive which may effect our ability to grow our customer base and generate sales.

   The markets for our products are intensely competitive and characterized by changing technology. We currently experience competition from numerous companies in each of the markets in which we participate. Our competition consists of major electrical, oil and chemical companies, specialized electronics firms, universities, research institutions in the United States, Germany, Japan, Australia and other parts of Asia and Europe, and foreign government-sponsored companies. Many of our competitors are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources than we have.

   There are a variety of competing technologies currently under development, any one of which could achieve manufacturing costs per watt lower than our Silicon-Film(TM) technology.

   We believe the principal competitive factors in the market for solar electric power components are:

 . price per watt

 . long-term stability and reliability

 . product performance (primarily conversion efficiency)

 . ease of handling and installation

 . product quality

 . reputation

 . environmental factors

The growth of the solar electric power market is uncertain and its failure to continue to grow would materially and adversely effect our business.

   The market for solar electric power products has grown steadily in the past. PV Energy Systems, an independent solar energy market research firm, reports that the shipment volume of solar electric power products has grown at a compound annual rate of approximately 32% since 1996. Our strategy of significantly increasing manufacturing capacity is based in part on the assumption of continuing market growth. In the event that the market for solar electric power does not experience continuing growth, or that the particular market segments and geographic sales regions where we sell the majority of our products do not continue to grow, this factor could have a material adverse effect on our business, results of operations and financial condition.

There are risks associated with international sales which could have a significant effect on our business.

   International sales accounted for approximately 64.0% and 82.1% of our product sales for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively. We expect that international sales will continue to represent a significant portion of our product sales. International sales are subject to a number of risks, including the following:

 .   changes in foreign government regulations and technical standards

 .   difficulty of protecting intellectual property

 .   export license requirements, tariffs, taxes and other trade barriers

 .   requirements or preferences of foreign nations for domestic products

 .   fluctuations in currency exchange rates relative to the U.S. dollar

 .   difficulties in collecting accounts receivable

 .   extended accounts receivable cycles

 .   political and economic instability

 .   potentially adverse tax consequences

   We cannot be certain we will be able to maintain our international sales at current levels. If our international sales were to decline significantly, our business, results of operations and financial condition could be materially adversely affected.

Our failure to obtain additional financing, if needed, would have a material adverse effect on our business.

   We believe that the proceeds from our public offering last year, along with our cash reserves, other existing sources of capital, cash generated from operations and existing lines of credit will be adequate to fund our operations, including the scale up of nameplate production capacity to approximately 35 megawatts by the end of the year 2000 and to approximately 65 megawatts by the end of the year 2001. In the event we accelerate our manufacturing expansion plans we may need to seek additional financing. Our inability to obtain the necessary capital or financing to fund future expansions could materially and adversely affect our business, results of operations and financial condition. Additional financing may not be available when needed or may not be available on terms acceptable to us. If additional funds are raised by issuing equity securities, stockholders may incur dilution. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs or otherwise limit the development, manufacture or sale of Silicon-Film(TM) solar cells, which could materially and adversely affect our business, results of operations and financial condition.

We are dependent on a small number of customers and the loss of one or more would have a significant adverse effect on our business.

   Historically, it has been our strategy to market our products to a limited number of significant customers. We have no long-term volume purchase commitments from any of our significant customers.

   Our five largest customers accounted for, in the aggregate, approximately 65.6%, 65.8% and 60.4% of our product sales in 1998, 1999 and for the six months ended June 30, 2000, respectively. Our product sales accounted for approximately 87.2%, 90.7% and 92.8% of total revenues in 1998, 1999 and for the six months ended June 30, 2000, respectively. The remainder of our total revenues for these periods was derived from government-related research and development contracts.

   We anticipate that sales of our products to a limited number of key customers will continue to account for a significant portion of our total revenues. Consequently, any one of the following events may have a material adverse effect on our business, results of operations and financial condition:

 . reduction, delay or cancellation of orders from one or more of our significant customers

 . development by one or more of our significant customers of other sources of supply

 . selection by one or more of our significant customers of devices manufactured by one of our competitors for inclusion in future product generations

 . loss of one or more of our significant customers or a disruption in our sales and distribution channels

 . failure of one of our significant customers to make timely payment of our invoices

   We cannot be certain that we will retain our current customers, that we will be able to recruit additional or replacement customers or that our current customers will make timely payment of our invoices. If we were to lose one or more significant customers to a competitor, our business, results of operations and financial condition could be materially adversely affected.

We rely on our customers to distribute or resell our products to end users as part of integrated systems and any disruptions in our relationships with these customers would have a significant adverse effect on our business.

   Our marketing strategy has been to sell our products primarily to marketing intermediaries selected to provide access to certain important market segments and regions around the world. Our customers are generally not end users of our products but are usually distributors, module assemblers or system integrators who either resell our products to other customers or package our products into systems for resale to end users. These marketing intermediaries are not under our control. Therefore, we have no control over the ability of our customers to market and sell to end users. In addition, we have no control over the financial performance of our customers, which may affect the ability of these customers to purchase and pay for our products.

   We cannot be certain that our current customers will continue to place orders with us, that orders by existing customers will continue at the levels of previous periods, that existing customers will pay our invoices or that we will be able to obtain orders from new customers. A disruption in our relationships with our current customers may have a material adverse effect on our business, results of operations and financial condition.

A decrease in the availability of system financing for remote electric power applications could have a material adverse effect on our business.

   Solar electric power is used in many applications and has proven to be a cost-effective source of electric power where the electric power grid is unavailable. Solar electric power has also proven to be cost-effective in competition with diesel generators and other alternative forms of off-grid power generation. We estimate that remote electric power applications currently comprise approximately 59% of the market for solar electric power. Because of the high capital costs of solar electric power systems, users may not have sufficient resources or credit to acquire such systems, particularly in developing countries. We believe that the availability of financing, such as loans and lease arrangements, could have a significant effect on the rate of growth of off-grid solar electric power. Our plans for increased sales of solar electric power products include increased sales within this market segment. The lack of increased availability of system financing or the elimination of existing system financing programs could have a material adverse effect on our business, results of operations and financial condition.

Any reduction or elimination of government subsidies and economic incentives for on-grid applications would adversely affect our business.

   Approximately 41% of the market for solar electric power is for on-grid applications, according to PV Energy Systems. Today, the cost of solar electric power substantially exceeds the cost of power furnished by the conventional electric utility grid. Governmental bodies in many countries, notably the United States, Germany and Japan, have provided subsidies in the form of cost reductions, tax write-offs and other incentives to end users, distributors, systems integrators and manufacturers of solar electric power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. On-grid applications are generally predicted by third party market research firms to be among the most rapidly growing solar electric power market segments in the future. The growth of the market for solar electric power products depends in part on government programs for solar electric power subsidies and consumer incentives. Any reduction or elimination of government subsidies may have a material adverse effect on our business, results of operations and financial condition.

We are dependent on key third party suppliers of silicon wafers and other raw materials which may cause delays in manufacturing and increase costs.

   We manufacture all of our products using materials procured from third-party suppliers. We purchase and recycle silicon wafers from the semiconductor industry for use in our single crystal solar cell manufacturing process and have generally been successful in obtaining sufficient quantities of quality wafers from a variety of sources. Other required raw materials, including silicon, are available in adequate quantities from multiple sources, although for economic and quality control reasons we utilize single sources of supply for certain materials. Increased demand for silicon wafers and improvements in recycling by the semiconductor industry could reduce the supply of silicon wafers and increase their cost to us.

    If we are unable to obtain a sufficient supply of raw materials from our current sources, we could experience difficulties in obtaining alternative sources quickly or in altering product design to use alternative materials. Resulting delays or reductions in product shipments could damage customer relationships. Furthermore, a significant increase in the price of one or more of these materials could have a material adverse effect on our business, results of operations and financial condition.

Our future operating results are likely to fluctuate which may adversely affect the market price of our common stock.

   Our quarterly and annual operating revenues, expenses and operating results may fluctuate due to a variety of factors, many of which are beyond our control, including:

 .   the timing of orders from, and shipments to, significant customers

 .   the timing of new product introductions by us or our competitors

 .   delays in the planned Silicon-Film(TM) manufacturing expansion

 .   variations in the mix of products sold by us or our competitors

 .   the timely payment of our invoices

 . possible decreases in average selling prices of our products in response to competitive pressures

 .   market acceptance of new and enhanced versions of our products

 .   the availability and cost of key raw materials

 .   requirements for cost sharing on government contracts

 .   fluctuations in general economic conditions

 .   negotiation of final government contract overhead rates

   Due to all of the foregoing factors, we do not believe that period-to-period comparisons of our historical results of operations are indications of future performance. Furthermore, it is possible that in some future quarters our results of operations may fall below the expectations of securities analysts and investors. In such event, the price of our stock on the Nasdaq National Market will likely be materially and adversely affected.

We may be unable to find additional appropriate strategic alliances or maintain existing ones which would adversely affect market penetration.

   We have leveraged, and plan to continue to leverage, our resources in manufacturing technology, marketing and sales of solar electric power products through collaborative agreements with corporate partners and customers. Such strategic alliances may include cooperative agreements for sharing of information, cooperative marketing agreements, or other business relationships such as equity investments or joint ventures. We have developed several strategic alliances to assist in commercializing our Silicon-Film(TM) technology.

   Our current alliances with GPU International and Atersa are intended to facilitate our entry into the grid-connected supply of bulk quantities of solar electric power and to expand our relationships with module assemblers worldwide, respectively.

   The terms of such alliances may require us and our partners to share revenues and expenses from certain activities or for us to grant to our partners licenses to manufacture, market and sell products based upon our Silicon-Film(TM) technology. Our current alliances provide for cost sharing and technology sharing with respect to jointly developed technologies. Such terms could be part of any future strategic alliance and could materially impact our business, results of operations and financial condition.

   We may be unable to find appropriate future strategic alliances in markets in which we have little experience, which could prevent us from bringing our products to these markets in a timely manner, or at all. If we do not enter into effective alliances, our products may not achieve this significant market penetration which could materially adversely affect our business, results of operations and financial condition.


We must keep pace with technological changes. Our failure to do so may result in the loss of customers and revenue opportunities which would seriously affect our business.

   The markets for our solar electric power products are characterized by changing technology. While we believe we have developed a new technology for solar electric power applications, our future success will depend in large part on our ability to keep pace with advancing solar electric power technology.

   In addition to our Silicon-Film(TM) technology, we believe that there are a variety of competing technologies under active development by other companies, including amorphous silicon, cadmium telluride and copper indium diselenide, as well as advanced concepts for the manufacture of bulk (ingot based), ribbon and thin film crystalline silicon. Any of these competing technologies could achieve manufacturing costs less than the manufacturing costs expected to be achieved by Silicon-Film(TM) products being developed by us. There is the risk that our development efforts will be rendered obsolete by technological advances of others or that other materials will prove more advantageous for the commercialization of solar electric power products. We believe that to remain competitive in the future, we will need to invest significant financial resources in research and development. Our failure to develop and introduce new products in a timely fashion could materially adversely affect our business, results of operations and financial condition.

Our contracts with federal and state governments subject us to certain risks including termination and audit.

   We intend to continue our policy of selectively pursuing contract research programs funded by various agencies of the United States government and state governments to complement and enhance our own resources.

   The percentage of our total revenues derived from government-related contracts was approximately 12.8%, 9.3% and 7.2% for 1998 and 1999 and for the six months ended June 30, 2000, respectively. Contracts involving the United States government are subject to various risks, including the risk of termination at the convenience of the government. To date, the government has not terminated any of our contracts. Other risks include potential disclosure of our confidential information to third parties, audits and the exercise of "march-in" rights by the government. March-in rights refer to the right of the United States government or a government agency to exercise its non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology.

   There is no certainty that the United States government will continue its commitment to programs to which our development projects are applicable or that we can compete successfully to obtain funding available pursuant to these programs. A reduction or discontinuance of the government's commitment to these programs or of our participation in these programs could have a material adverse effect on our business, results of operations and financial condition.

Substantially all of our revenues from government contracts, including overhead rates, are subject to audit under various federal statutes.

   In October 2000, the U. S. Government filed a civil action against us alleging overbilling of $2.3 million on government contracts. The suit also seeks treble damages and penalties. The government alleges that for the periods from 1991 through 1995, we charged the government for costs of our commercial operations. The central issue of the complaint is the allocation of the costs of our pilot manufacturing line to our government contracts. We have been in a dispute about with the government since mid 1996 and have, to date, been unable to resolve the diffrences. The government had previously audited and accepted our overhead rate structure for 1991-1993, but has reversed its position. See "Legal Proceedings" for further information about this matter.

There are risks associated with our use of hazardous materials and our failure to control their use could result in substantial financial liabilities.

   We use, generate and discharge toxic, volatile or otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. Therefore, we are subject to a variety of federal, state and local government regulations related to the storage, use and disposal of these materials. Failure to comply with present or future regulations could result in an imposition of fines on us, suspension of production or a cessation of operations. We are not aware of any environmental investigation, proceeding or action by federal or state agencies involving any of our facilities. However, under certain federal and state statutes and regulations, a government agency may seek recovery and response costs from both operators and owners of property where releases of hazardous substances were committed by previous occupants of the property or have occurred or are ongoing. If we fail to control the use of, or to restrict adequately the discharge of, hazardous substances, we could be subject to substantial financial liabilities which could have a material adverse effect on our business, results of operations and financial condition.

We are dependent on key personnel and our business would be disrupted if we are unable to retain and expand our management team.

   Due to the nature of our business, we are highly dependent on the continued service of, and on the ability to attract and retain, qualified engineering, technical, manufacturing, sales, marketing and senior management personnel. The competition for such personnel is intense. The loss of any key employees or principal members of management could have a material adverse effect on our business and operating results. In addition, if we are unable to hire additional qualified personnel as needed, we may not be able to adequately manage and implement our plans for expansion and growth. We may not be able to continue to attract and retain the qualified personnel necessary for the development of our business.

   None of our personnel is covered by an employment contract other than Allen
M. Barnett, our President and Chief Executive Officer, and any other officer or employee of our company can terminate his or her relationship with us at any time. None of our employees is subject to non-competition agreements which would survive termination of employment. We do not have "key person" insurance coverage for the loss of any of our employees other than a $500,000 insurance policy on the life of Dr. Barnett.

Our stock price is volatile.

   The market for securities of high technology companies, including ours, has been highly volatile. The market price of our common stock has fluctuated between $5.875 and $57.125 from February 13, 1998 to October 23, 2000, and the last sale price was $50.75 on October 23, 2000. It is likely that the price of our common stock will continue to fluctuate widely in the future. Factors affecting the trading price of our common stock include:

 .   responses to quarter-to-quarter variations in operating results

 . announcements of technological innovations or new products by us or our competitors

 .   failure to meet securities analysts' estimates

 .   changes in financial estimates by securities analysts

 .   conditions, trends or announcements in the solar electric power industry

 . announcements of significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors

 .   additions or departures of key personnel

 .   sales of common stock

 . accounting pronouncements or changes in accounting rules that affect our financial statements

 .   other factors and events beyond our control

   In addition, the stock market in general, and the market for technology-related stocks in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

   Purchasers may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs, a diversion of management's attention and resources and a material adverse effect on our business and financial condition.

We may acquire other companies, product lines or technology and our failure to integrate any acquisition would have an adverse effect on our business.

   We may pursue acquisitions that could provide new technologies, products or businesses. Future acquisitions may involve the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt or amortization of expenses related to goodwill and other intangible assets.

   In addition, acquisitions involve numerous risks, including:

 . difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company

 .   the diversion of management's attention from other business concerns

 .   risks of entering markets in which we have no or limited prior experience

 .   the potential loss of key employees of ours or of the acquired company

   We currently have no commitments with respect to any acquisition. In the event that such an acquisition does occur and we are unable to successfully integrate businesses, products, technologies or personnel that we acquire, our business, results of operations and financial condition could be materially adversely affected.

Certain current stockholders own a large portion of our voting stock.

   At September 30, 2000, our officers, directors and affiliated entities together beneficially own approximately 14.9% of our outstanding common stock. As a result, these stockholders may be able to substantially influence all matters requiring stockholder approval and thereby, our management and affairs. Matters that typically require stockholder approval include:

 .   election of directors
 .   merger or consolidation

 .   sale of all or substantially all of our assets

   This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

Anti-takeover provisions in our charter documents and Delaware law could prevent or delay a change in control of our company or make transactions beneficial to our stockholders more difficult.

   Certain provisions of our amended and restated certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, which could reduce the market price of our common stock. Such provisions include:

 .   authorizing the issuance of "blank check" preferred stock

 . providing for a classified board of directors with staggered, three-year terms

 . providing that directors may only be removed for cause by the affirmative vote of 80% of the stockholders

 .   limiting the persons who may call special meetings of stockholders

 .   prohibiting stockholder action by written consent

 . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings

   Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

We do not expect to pay cash dividends.

   We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. The terms of our bank debt agreements prohibit us from paying cash dividends without the consent of the lender. Therefore, we do not expect to pay any cash dividends in the foreseeable future.


                          FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties, which may include statements about our:

 .   business strategy

 .   expansion of our manufacturing capabilities

 .   plans for hiring additional personnel

 .   plans for entering into collaborative agreements

 . anticipated sources of funds to fund our operations for the four years following the date of this prospectus

 . plans, objectives, expectations and intentions contained in this prospectus that are not historical facts

   When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements.

                                USE OF PROCEEDS

   The Company will not receive any proceeds from the sale of any Shares of Common Stock which may be offered hereby. The Selling Stockholders will receive all of the net proceeds from the sale of such Shares.

                             SELLING STOCKHOLDERS

   Shares of our common stock eligible for sale pursuant to this Prospectus or which may become eligible for sale pursuant to this prospectus whether or not the holders of these shares have any present intent to do so are shares which
(1) have been acquired by certain of our employees and consultants prior to the date of this prospectus, pursuant to our 1999 Stock Option Plan; (2) have been acquired or may be acquired from time to time from us by Allen M. Barnett, our President and Chief Executive Officer, pursuant to his amended and restated employment agreement; (3) have been acquired or may be acquired from time to time by Dr. Barnett pursuant to a non-qualified stock option agreement or (4) have been acquired or may be acquired from time to time by certain non-employee directors pursuant to non-qualified stock option agreements. Selling stockholders that are currently identifiable are named in Appendix A and Appendix B to this prospectus. Additional Selling stockholders may be named in one or more supplements to this prospectus.



                             PLAN OF DISTRIBUTION

   All or a portion of the shares offered through this prospectus may be sold, from time to time, by or for the selling stockholders in one or more transactions in the public market on the Nasdaq National Market, in privately negotiated transactions, or in a combination of those transactions. These sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale on the Nasdaq National Market, at prices related to prevailing market prices or at negotiated prices. The shares may be sold directly by the selling stockholders, each acting as principal for his own account or may be sold through brokers, dealers or other agents designated from time to time by the selling stockholders. These brokers, dealers or other agents may receive compensation in the form of customary brokerage commissions or concessions from the selling stockholders or the purchasers of the shares. We anticipate that that there will be no underwriting commissions or discounts payable with respect to these transactions, other than brokers' commissions or fees customarily paid on these types of transactions, which commissions and fees will be borne by the selling stockholders.

   Any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

   The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit received by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for a period of one business day prior to the commencement of that distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, including, Regulation M, which provisions may limit the timing of purchases and sales of our common stock by the selling stockholders. All of these things may limit the marketability of the shares.

   To our knowledge, no underwriting arrangements have been entered into by the selling stockholders with respect to the shares as of the date of this prospectus. If we are notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, disclosing (a) the name of each selling stockholder and of the participating broker or dealer, (b) the number of shares involved, (c) the price at which the shares were sold, (d) the commissions paid or the discounts or concessions allowed to the broker or dealer, where applicable, (e) that the broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (f) other facts material to the transaction.

   To the extent required, we will use our best efforts to file, during any period in which offers or sales are being made, one or more supplements to this prospectus to describe any material information concerning the plan of distribution not previously disclosed in this prospectus or any material change to that information in this prospectus.

   In order to comply with the securities laws of certain states, if applicable, the shares will be sold in those jurisdictions only through registered or licensed brokers or dealers.

   We will pay all expenses incurred to register the shares, which are estimated to be approximately $10,000., but all brokerage commissions and other expenses incurred by individual selling stockholders will be paid by them. There is no assurance that any of the selling stockholders will sell any or all of the shares offered through this prospectus.

                              LEGAL PROCEEDINGS

   On October 20, 2000, the United States of America filed a civil action against us in the U.S. District Court for the District of Delaware to recover damages and penalties with respect to the submission of invoices and Incurred Cost Submissions to the U.S. Department of Defense and U.S. Department of Energy. The complaint alleges that we falsely claimed that certain costs were properly allocable to the government contracts when those costs were attributable to a commercial venture, resulting in overpayments to us in the amount of $2.3 million. The complaint seeks treble damages and penalties aggregating approximately $7.9 million. We believe that the lawsuit is without merit and will be successfully defended.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered through this prospectus is being passed upon by our counsel, Foreht Last Landau Miller & Katz, LLP, New York, New York. A member of the firm of Foreht Last Landau Miller & Katz, LLP owns 85,000 shares of our common stock and options to purchase up to an additional 20,000 shares of common stock.


                                    EXPERTS

   The financial statements and schedule of AstroPower, Inc. as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                                                      APPENDIX A

The following table sets forth certain information concerning the Selling Stockholders as of the date of this Prospectus that are affiliates.

----------------------------------------------------------------------------------------------------------------------------
           Name                  Number of Shares of Common    Number of Shares            Percentage        Percentage
           ----
                                  Stock Beneficially Owned    Offered for Resale           Beneficial        Beneficial
                                                              ------------------
                                       Prior to Resale                                      Ownership         Ownership
                                       ---------------
                                                                                         Before Resale/1/   After Resale/1/

----------------------------------------------------------------------------------------------------------------------------
    Allen M. Barnett/2/                   1,508,456                392,000                     12.3%             9.5%
----------------------------------------------------------------------------------------------------------------------------
   Clare E. Nordquist/3/                     13,000                 13,000                       *                *
----------------------------------------------------------------------------------------------------------------------------
 George S. Reichenbach/4/                    18,000                 18,000                       *                *
----------------------------------------------------------------------------------------------------------------------------
    George W. Roland/5/                      13,000                 13,000                       *                *
----------------------------------------------------------------------------------------------------------------------------
  Charles R. Schaller/6/                     18,000                 18,000                       *                *
----------------------------------------------------------------------------------------------------------------------------
   Gilbert Steinberg/7/                      20,000                 18,000                       *                *
----------------------------------------------------------------------------------------------------------------------------
 Peter C. Aschenbrenner/8/                   65,823                 65,823                       *                *
----------------------------------------------------------------------------------------------------------------------------
    Robert B. Hall/9/                        78,871                 18,120                       *                *
----------------------------------------------------------------------------------------------------------------------------
    Thomas J. Stiner/10/                     88,308                 73,308                       *                *
----------------------------------------------------------------------------------------------------------------------------
  Richard K. McDowell/11/                    10,185                 10,185                       *                *
----------------------------------------------------------------------------------------------------------------------------

 *   Represents less than 1 percent of our outstanding common stock.

(1) The percentage beneficial ownership before resale is calculated based on 12,343,308 shares of our common stock outstanding as of September 30, 2000. The percentage beneficial ownership after resale is based on 11,678,006 shares of our common stock outstanding after accounting for the resale of all of the Shares available for resale pursuant to this Prospectus. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. In computing the number of shares beneficially owned by a person in the first column and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding (except that any shares subject to options that are being offered for resale pursuant to this Prospectus are not counted again with respect to percentage beneficial ownership after resale). These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholders' name. The address of each of the selling stockholders, unless otherwise indicated is c/o AstroPower, Inc., Solar Park, Newark, Delaware 19716-2000.

(2) Includes 1,150,114 shares held by a family trust of which Dr. Barnett is a beneficiary and also 285,625 shares subject to options exercisable within 60 days from the date hereof. Dr. Barnett disclaims beneficial ownership of the shares held by the trust except to the extent of his pecuniary interest therein. Does not include 20,000 shares owned by his wife as to which Dr. Barnett disclaims beneficial ownership.

(3) Includes 13,000 shares subject to options exercisable within 60 days from the date hereof.

(4) Includes 18,000 shares subject to options exercisable within 60 days from the date hereof.

(5) Includes 13,000 shares subject to options exercisable within 60 days from the date hereof.

(6) Includes 18,000 shares subject to options exercisable within 60 days from the date hereof.

(7) Includes 18,000 shares subject to options exercisable within 60 days from the date hereof.

(8) Includes 65,823 shares subject to options exercisable within 60 days from the date hereof.

(9) Includes 18,120 shares subject to options exercisable within 60 days from the date hereof.

(10) Includes 73,308 shares subject to options exercisable within 60 days from the date hereof.

(11) Includes 6,435 shares subject to options exercisable within 60 days from the date hereof.

                                                                      APPENDIX B

The following table sets forth certain information concerning the Selling Stockholders as of the date of this Prospectus that are not affiliates.

----------------------------------------------------------------------------------------------------------------------------------
                           Name                                                     Number of Shares Offered for Resale
                          -----                                                     -----------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                       Dianna Able                                                                  150
----------------------------------------------------------------------------------------------------------------------------------
                      Abraham Sojan                                                                 300
----------------------------------------------------------------------------------------------------------------------------------
                     Ernest Anom Addo                                                               250
----------------------------------------------------------------------------------------------------------------------------------
                     Kevin W. Allison                                                               2000
----------------------------------------------------------------------------------------------------------------------------------
                       Nancy Aders                                                                  150
----------------------------------------------------------------------------------------------------------------------------------
                       Raymond Bias                                                                 250
----------------------------------------------------------------------------------------------------------------------------------
                    Thomas B. Bledsoe                                                               417
----------------------------------------------------------------------------------------------------------------------------------
                       Betty Boyce                                                                  200
----------------------------------------------------------------------------------------------------------------------------------
                       Doris Cahill                                                                 200
----------------------------------------------------------------------------------------------------------------------------------
                       Sally Cherry                                                                 200
----------------------------------------------------------------------------------------------------------------------------------
                      Erwin D. Clark                                                                100
----------------------------------------------------------------------------------------------------------------------------------
                      Sandra Collins                                                                1250
----------------------------------------------------------------------------------------------------------------------------------
                     Ronel B. Conner                                                                750
----------------------------------------------------------------------------------------------------------------------------------
                     Donald Cornette                                                                 63
----------------------------------------------------------------------------------------------------------------------------------
                     John Davies, Jr.                                                               750
----------------------------------------------------------------------------------------------------------------------------------
                    Emanuel DelleDonne                                                              250
----------------------------------------------------------------------------------------------------------------------------------
                      Vincent DiReda                                                                250
----------------------------------------------------------------------------------------------------------------------------------
                        John Dolan                                                                  350
----------------------------------------------------------------------------------------------------------------------------------
                      Thomas Ellwood                                                                100
----------------------------------------------------------------------------------------------------------------------------------
                    Michael S. Epperly                                                              125
----------------------------------------------------------------------------------------------------------------------------------
                        Dale Faber                                                                  100
----------------------------------------------------------------------------------------------------------------------------------
                   Deborah A. Facciolo                                                              250
----------------------------------------------------------------------------------------------------------------------------------
                    Richard G. Fernald                                                              100
----------------------------------------------------------------------------------------------------------------------------------
                      Isidro Flores                                                                 200
----------------------------------------------------------------------------------------------------------------------------------
                   Jesus Tlaseca Flores                                                             100
----------------------------------------------------------------------------------------------------------------------------------
                     Arthur E. Frank                                                                125
----------------------------------------------------------------------------------------------------------------------------------
                     Edgar Gartley IV                                                               750
----------------------------------------------------------------------------------------------------------------------------------
                     Elizabeth Gentry                                                               200
----------------------------------------------------------------------------------------------------------------------------------
                     Gwendolyn Gibbs                                                                 25
----------------------------------------------------------------------------------------------------------------------------------
                    Frank B. Goralski                                                               125
----------------------------------------------------------------------------------------------------------------------------------
                     Cathie Harenberg                                                               200
----------------------------------------------------------------------------------------------------------------------------------
                       Kelly Harris                                                                 100
----------------------------------------------------------------------------------------------------------------------------------
                      Mary Hathaway                                                                 200
----------------------------------------------------------------------------------------------------------------------------------
                      Scott Hathaway                                                                225
----------------------------------------------------------------------------------------------------------------------------------
                   Victoria J. Hetzell                                                               25
----------------------------------------------------------------------------------------------------------------------------------
                  Charlotte Ann Heverin                                                             100
----------------------------------------------------------------------------------------------------------------------------------
                  Christopher M. Hoffman                                                            125
----------------------------------------------------------------------------------------------------------------------------------
                    Angela L. Hubbard                                                                25
----------------------------------------------------------------------------------------------------------------------------------
                      Cindy Husfelt                                                                 200
----------------------------------------------------------------------------------------------------------------------------------
                      Donald Jackson                                                                125
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                       Diane Johns                                                                  200
----------------------------------------------------------------------------------------------------------------------------------
                    Stanley R. Johnson                                                               50
----------------------------------------------------------------------------------------------------------------------------------
                       Ralf Jonczyk                                                                 250
----------------------------------------------------------------------------------------------------------------------------------
                     Marjorie Kennedy                                                               150
----------------------------------------------------------------------------------------------------------------------------------
                      Patricia Kerr                                                                 200
----------------------------------------------------------------------------------------------------------------------------------
                        Kelly Lane                                                                  100
----------------------------------------------------------------------------------------------------------------------------------
                       Darell Leary                                                                 144
----------------------------------------------------------------------------------------------------------------------------------
                       Joseph Lesko                                                                 750
----------------------------------------------------------------------------------------------------------------------------------
                     Melissa Levering                                                               175
----------------------------------------------------------------------------------------------------------------------------------
                       Dave Lucas                                                                    25
----------------------------------------------------------------------------------------------------------------------------------
                     Michael MacAteer                                                               200
----------------------------------------------------------------------------------------------------------------------------------
                      Eunice G. Nock                                                                100
----------------------------------------------------------------------------------------------------------------------------------
                        Donna Oals                                                                  125
----------------------------------------------------------------------------------------------------------------------------------
                    Sharon L. Peacock                                                               475
----------------------------------------------------------------------------------------------------------------------------------
                    Christopher Peters                                                               25
----------------------------------------------------------------------------------------------------------------------------------
                       Vicki Rausch                                                                 162
----------------------------------------------------------------------------------------------------------------------------------
                   Deborah J. Richards                                                              100
----------------------------------------------------------------------------------------------------------------------------------
                      Laor Rittenour                                                                200
----------------------------------------------------------------------------------------------------------------------------------
                       Deborah Ruff                                                                 100
----------------------------------------------------------------------------------------------------------------------------------
                      Jimmy L. Ruff                                                                  25
----------------------------------------------------------------------------------------------------------------------------------
                 Gerald Sherwood Saunders                                                            25
----------------------------------------------------------------------------------------------------------------------------------
                     James P. Shallow                                                               1250
----------------------------------------------------------------------------------------------------------------------------------
                   Catherine Scheffler                                                              200
----------------------------------------------------------------------------------------------------------------------------------
                   Christopher Shelley                                                              500
----------------------------------------------------------------------------------------------------------------------------------
                      Carol Shilling                                                                150
----------------------------------------------------------------------------------------------------------------------------------
                       Dawn Shomper                                                                 200
----------------------------------------------------------------------------------------------------------------------------------
                        Paul Sims                                                                   1650
----------------------------------------------------------------------------------------------------------------------------------
                      Anita J. Smith                                                                100
----------------------------------------------------------------------------------------------------------------------------------
                      Kelley Stewart                                                                200
----------------------------------------------------------------------------------------------------------------------------------
                     Thomas Sullivan                                                                163
----------------------------------------------------------------------------------------------------------------------------------
                      John Sylvester                                                                 25
----------------------------------------------------------------------------------------------------------------------------------
                    Gregory A. Talley                                                                25
----------------------------------------------------------------------------------------------------------------------------------
                   Catherine A. Talley                                                              400
----------------------------------------------------------------------------------------------------------------------------------
                     Jamie M. Trenary                                                               100
----------------------------------------------------------------------------------------------------------------------------------
                     David Alan Vent                                                                800
----------------------------------------------------------------------------------------------------------------------------------
                      Scott Wallace                                                                 375
----------------------------------------------------------------------------------------------------------------------------------
                      Donna Watkins                                                                 125
----------------------------------------------------------------------------------------------------------------------------------
                     William Whiteman                                                               200
----------------------------------------------------------------------------------------------------------------------------------
                    Mitchell W. Willis                                                               25
----------------------------------------------------------------------------------------------------------------------------------
                   Theresa Jane Willis                                                              325
----------------------------------------------------------------------------------------------------------------------------------
               Evelyn Ann Wisher-Blackstone                                                         100
----------------------------------------------------------------------------------------------------------------------------------
                    Joshua P. Yaskoff                                                               250
----------------------------------------------------------------------------------------------------------------------------------

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference, as of their respective dates, in this Registration Statement:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (Commission File No. 000-23657);

(b) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000;

(c) Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders of the Company held on June 15, 2000; and

(d) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on January 23, 1998.

In addition, all documents hereafter filed by AstroPower, Inc. pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable (securities to be offered are registered under Section 12 of the Exchange Act).

Item 5.  Interests of Named Experts and Counsel

The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Foreht Last Landau Miller & Katz, LLP, New York, New York. A member of the firm of Foreht Last Landau Miller & Katz, LLP owns 85,000 shares of Common Stock of the Company and options to purchase up to an additional 20,000 shares of Common Stock.

Item 6.   Indemnification of Directors and Officers

Article VIII of the Company's Amended and Restated Certificate of Incorporation provides in part as follows:

"The corporation shall, to the fullest extent permitted by 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders of disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of conduct is applicable in the case of a derivative action, but indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

The Company has adopted in its Amended and Restated Certificate of Incorporation and Bylaws the provisions of Section 102(b)(7) of the Delaware General Corporation Law which eliminate or limit the personal liability of a director of the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director of any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit.

Item 7.   Exemption From Registration Claimed

Any restricted securities to be offered or resold pursuant to this Registration Statement are exempt under Section 4 (2) of the Securities Act of 1933, as amended, as a non-public offering of securities.

Item 8.   Exhibits

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

Item 9    Undertakings

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the registrant's By-Laws, Certificate of Incorporation, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnifications against public policy as expressed in the act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, Delaware, on October 24, 2000.

                                 AstroPower, Inc.

                                 By: /s/ Allen M. Barnett
                                 ---------------------------
                                 Allen M. Barnett
                                 President, Chief Executive Officer and Director

POWER OF ATTORNEY KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allen M. Barnett and Thomas J. Stiner, and each of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


SIGNATURE                              TITLE                       DATE

/s/ Allen M. Barnett           President, Chief               October 24, 2000
---------------------------
Allen M. Barnett               Executive Officer
                               and Director


/s/ Thomas J. Stiner           Senior Vice President,         October 24, 2000
---------------------------
Thomas J. Stiner               Secretary, Chief Financial
                               Officer Treasurer and
                               Principal Accounting
                               Officer

/s/ George S. Reichenbach      Director                       October 24, 2000
- -------------------------
George S. Reichenbach

/s/ George W. Roland           Director                       October 24, 2000
- -------------------------
George W. Roland

/s/ Gilbert Steinberg          Director                       October 24, 2000
- -------------------------
Gilbert Steinberg

/s/  Clare E. Nordquist        Director                       October 24, 2000
- -------------------------
Clare E. Nordquist

/s/   Charles R. Schaller      Director                       October 24, 2000
---------------------------
Charles R. Schaller

                               INDEX TO EXHIBITS

Exhibit No.    Description

  4.1          1999 Stock Option Plan/1/.

  4.2          Amendment to 1999 Stock Option Plan/2/.

  4.3          Amended and Restated Employment Agreement of Allen M. Barnett/3/.

  4.4          Non-Qualified Stock Option Agreement of Allen M. Barnett/2/.

  4.5          Non-Qualified Stock Option Agreement of George S. Reichenbach/2/.

  4.6          Non-Qualified Stock Option Agreement of George W. Roland/2/.

  4.7          Non-Qualified Stock Option Agreement of Clare E. Nordquist/2/.

  4.8          Non-Qualified Stock Option Agreement of Charles R. Schaller/2/.

  4.9          Non-Qualified Stock Option Agreement of Gilbert Steinberg/2/.

  5.1          Opinion of Foreht Last Landau Miller & Katz, LLP with respect to the legality of the securities being registered/2/.

  23.1         Consent of KPMG LLP/2/.

  23.2         Consent of Foreht Last Landau Miller & Katz, LLP (contained in
                        Exhibit 5.1).

 24            Power of Attorney (See Power of Attorney in Registration
                        Statement).

-------------------------------------------
/1/    Previously filed as an exhibit to Registrant's Proxy Statement on
       Schedule 14A for the Annual Meeting of Stockholders of the Company held on June 16, 1999.

/2/    Filed herewith.

/3/ Previously filed as an exhibit to Registrant's Annual Report on Form 10-K, File No. 000-23567, which is incorporated herein by reference.